Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Financial Guaranty Insurance Company:

         We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002 included in the Form 8-K of Ameriquest Mortgage Securities, Inc (the "Registrant") which is incorporated by reference in the registration statement (No. 333-118137) relating to the Ameriquest Mortgage Securities, Inc. Asset-Backed Pass-Through Certificates, Series 2004-R9 and to the reference to our firm under the heading "Experts" in the prospectus supplement of the Registrant.



                                                      /s/ KPMG LLP

New York, New York
August 27, 2004